Exhibit 12.1 - Calculation of ratio of earnings to fixed charges

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                                                     1996       1997       1998       1999        2000
                                                   --------   --------   --------   --------    ---------

Earnings (loss) before income tax provision ....   $  3,173   $  8,380   $  3,036   $ (5,890)   $(22,217)

Add:
   Portion of rent attributable to interest ....        539        478        717      1,648       2,561
   Interest excluding capitalized interest .....      4,787      4,304      4,866     12,171      12,403
   Amortization of deferred financing costs ....        150        180        210      2,768         540
                                                   --------   --------   --------   --------    --------

Earnings as adjusted ...........................   $  8,649   $ 13,342   $  8,829   $ 10,697    $ (6,713)
                                                   ========   ========   ========   ========    ========

Fixed Charges
   Portion of rent attributable to interest ....        539        478        717      1,648       2,561
   Interest including capitalized interest .....      4,787      4,304      4,866     12,597      12,403
   Amortization of deferred financing costs ....        150        180        210      2,768         540
                                                   --------   --------   --------   --------    --------

Fixed Charges ..................................   $  5,476   $  4,962   $  5,793   $ 17,013    $ 15,504
                                                   ========   ========   ========   ========    ========

Ratio of earnings to fixed charges .............       1.6x       2.7x       1.5x       --          --

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